Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cipher Mining Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Common Stock	Common Stock, par value US $0.001 per share	Rule 457(c) and Rule 457(h)	7,659,633	$2.96(2)(4)	$22,672,513.68(4)	0.0001476	$3,346.46(4)

Total Offering Amounts					$22,672,513.68		$3,346.46

Total Fee Offsets(3)							-

Net Fee Due							$3,346.46

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers 7,659,633 shares of Common Stock, par value US$0.001 per share (“Common Stock”) of Cipher Mining Inc. (the “Registrant”) authorized for issuance under the Cipher Mining Inc. 2021 Incentive Award Plan (the “Plan”), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Registrant’s Common Stock on the NASDAQ Global Select Market on March 1, 2024.

(3)	There are no fee offsets.
(4)	Rounded to the nearest cent.